Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-43716, 33-71920, 333-02888, 333-69591, 333-89909, 333-87421, 333-52640, 333-43104, 333-89228, 333-89230, 333-106112, 333-106115 and 333-118611) and the Registration Statements on Form S-3 (Nos. 33-74320, 333-20321, 333-75281, 333-88985, 333-94219, 333-62234, 333-59410, 333-82788, 333-89224, 333-108320, 333-112541) of Cephalon, Inc. of our report dated February 6, 2004, with respect to the financial statements and schedule of CIMA LABS, Inc. appearing in the Current Report on Form 8-K/A of Cephalon, Inc.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
October 22, 2004